EXHIBIT 10.1

Schedule of Non-Employee Directors’ Annual Compensation
effective as of June 25, 2019

Annual compensation for Board service
Role	Cash	Equity
Non-employee directors	$100,000	$215,000
Chairman of the Board	$180,000	$295,000

Additional compensation for committee service
Committee	Chair	Member
Audit	$35,000	$17,500
HRCC	$30,000	$15,000
NCG	$25,000	$12,500
Cash compensation is paid in advance in January for the first half of the year and in arrears in December for the second half of the year. The annual retainer and any committee retainer fees are prorated for partial year Board or committee service. Under the Mastercard Incorporated Deferral Plan, non-employee directors are eligible to defer all or part of their cash compensation into a non-qualified deferred compensation arrangement. Directors who elect to defer cash compensation receive earnings on their deferrals based on investment elections. None of the investment options provides returns considered to be above-market or preferential.
Annual stock grants are immediately vested and in the form of restricted stock or deferred stock units under Mastercard’s Amended and Restated 2006 Non-Employee Director Equity Compensation Plan. Each director selects the form of his or her award during an annual election process.
Non-employee directors are eligible to have Mastercard make matching gift contributions of up to $15,000 annually to eligible charities in the name of the director. In addition, non-employee directors are eligible to have Mastercard make contributions up to $5,000 to a charity of their choice to match director contributions to Mastercard’s Political Action Committee. Directors are reimbursed for expenses related to attending Board and committee meetings.